UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PARK STERLING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
N/A
	(2)	Aggregate number of securities to which transaction applies:
N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction:
N/A
	(5)	Total fee paid:
N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
N/A
	(2)	Form, Schedule or Registration Statement No.:
N/A
	(3)	Filing Party:
N/A
	(4)	Date Filed:
N/A

1043 East Morehead Street, Suite 201
Charlotte, North Carolina 28204

April 12, 2013
TO THE SHAREHOLDERS OF
PARK STERLING CORPORATION

We are pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Park Sterling Corporation. The Annual Meeting will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Wednesday, May 22, 2013 at 8:30 A.M., local time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed is a proxy card and a copy of our Annual Report on Form 10-K for the year ended December 31, 2012.

Even if you plan to attend the Annual Meeting, I encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting either by Internet or by mail. Instructions regarding Internet voting are included on the proxy card. If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you may revoke your proxy at any time before it is exercised as explained in the Proxy Statement.

Thank you for your interest in Park Sterling.

Sincerely,

James C. Cherry
Chief Executive Officer

PARK STERLING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on
May 22, 2013

TO OUR SHAREHOLDERS:

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Park Sterling Corporation (the “Company”) will be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina, on Wednesday, May 22, 2013, at 8:30 A.M., local time, for the following purposes:

1.
To elect three directors of the Company to serve three-year terms expiring in 2016, and one director of the Company to serve a one-year term expiring in 2014, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

We have fixed March 27, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to review these proxy materials and vote your shares in advance of the Annual Meeting by Internet or by mail, as described in the accompanying Proxy Statement. You may also vote your shares in person at the Annual Meeting.  To obtain directions to be able to attend the Annual Meeting and vote in person, please call Stephen A. Arnall at (704) 716-2134.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 22, 2013: the Proxy Statement, form of proxy and the Company’s annual report to shareholders are available on the Company’s website at www.parksterlingbank.com.

By order of the Board of Directors

Stephen A. Arnall
Secretary

April 12, 2013

PARK STERLING CORPORATION
1043 East Morehead Street, Suite 201
Charlotte, North Carolina 28204

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
to be held on
May 22, 2013

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Park Sterling Corporation (the “Company”) of proxies to be used at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, May 22, 2013, at 8:30 A.M., local time, at 4201 Congress Street, Suite 210, Charlotte, North Carolina, and at any adjournment or adjournments thereof.  These proxy materials are first being mailed or made available to shareholders on or about April 12, 2013.

The entire cost of soliciting these proxies will be borne by the Company.  In addition to the delivery of the proxy materials by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s common stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expenses in so doing.  The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary.  Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either in person, by telephone, by e-mail, or by special letter.

Business to be Transacted

At the Annual Meeting, we will ask you to:

1.
Elect three directors of the Company to serve three-year terms expiring in 2016, and one director of the Company to serve a one-year term expiring in 2014, or until their successors are duly elected and qualified;

2.	Ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	Adopt an advisory (nonbinding) resolution approving the compensation of the Company’s named executive officers, commonly referred to as a “say on pay” vote; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

No other items are scheduled to be voted upon.

Who May Vote

Shareholders of record of Common Stock as of the close of business on March 27, 2013, the record date established by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, either in person or by proxy.  Each share of Common Stock is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors. On the record date, there were 44,647,165 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting Methods

You may vote at the Annual Meeting: (i) in person, (ii) by mail via your proxy card, or (iii) on the Internet in accordance with the instructions on your proxy card. If a bank, broker or other nominee (“broker”) holds your shares, you will receive voting instructions directly from the holder of record.

Voting by Proxy

The form of proxy solicited by the Board of Directors permits you to specify a choice between “for” and “withhold authority” to vote for each nominee for election as director, and a choice among “for,” “against,” and “abstain” with respect to each of the other matters to be acted upon at the Annual Meeting.  All shares represented by valid proxies that the Company receives through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via the Internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations. If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board of Directors’ recommendations.

Revocability of Proxies

Even if you execute a proxy, you have the right to revoke it and change your vote by notifying us at any time before your proxy is voted. You may revoke a proxy at any time by submitting written notice of revocation to the Company’s Secretary before the proxy is exercised, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. Unless so revoked, the shares of Common Stock represented by the valid proxies received pursuant to this solicitation will be voted in accordance with the specifications given therein.

Quorum and Vote Necessary for Action

Quorum. The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Broker Non-Votes. A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The broker, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you.  Broker non-votes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the vote required for a particular matter.

“Routine” and “Non-routine” Matters. The ratification of the reappointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for 2013 (Proposal 2) is considered a routine matter under applicable stock exchange rules. Therefore, even if your broker does not receive voting instructions from you, your broker is entitled (but not required) to vote your shares on this proposal. The election of directors (Proposal 1) and the advisory “say on pay” vote (Proposal 3) are considered non-routine matters under applicable stock exchange rules, and your broker is not entitled to vote your shares on these proposals without your instructions.

Abstentions. If you abstain from voting on a particular matter, your vote will be counted for purposes of determining whether a quorum is present but will not be treated as cast either for or against that matter.

Required Vote. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that with respect to the election of directors (Proposal 1), the nominees receiving the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. At the Annual Meeting, the maximum number of directors to be elected is four. You may vote “for” or “withhold authority” with respect to the election of directors. Only votes “for” or “withhold authority” are counted in determining whether a plurality has been cast in favor of a director. You may not cumulate votes in the election of directors.

Ratification of the appointment of Dixon Hughes Goodman LLP (Proposal 2) requires the affirmative vote of the majority of the votes cast with respect to this matter at the Annual Meeting. Say on pay (Proposal 3) is an advisory vote that will not be binding on the Board of Directors.  The Board of Directors will, however, strongly consider the outcome of this vote in determining the compensation of named executive officers.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2013 by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock, based solely on the most recent Schedule 13D and 13G reports filed with the SEC and the information contained in those filings. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,946,818	(2)	6.60%
Huber Capital Management LLC 2321 Rosencrans Avenue, Suite 3245 El Segundo, CA 90245	2,819,131	(3)	6.31%
The Banc Funds Company L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	2,762,282	(4)	6.19%

(1)
“Beneficial Ownership” for purposes of the table is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Wellington Management Company, LLP reported in its Schedule 13G filed with the SEC on February 14, 2013 that it had shared power to vote and shared power to dispose over 2,946,818 shares.

(3)
Huber Capital Management LLC reported in its Schedule 13G filed with the SEC on February 12, 2013 that it had sole power to vote 1,461,078 shares, shared power to vote 305,618 shares, and sole power to dispose over 2,819,131 shares.

(4)
Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. jointly reported in a Schedule 13G/A filed with the SEC on February 11, 2013, as follows: (i) Banc Fund VI L.P. had sole power to vote and sole power to dispose over 51,518 shares, (ii) Banc Fund VII L.P. had sole power to vote and sole power to dispose over 933,897 shares and (iii) Banc Fund VIII L.P. had sole power to vote and sole power to dispose over 1,776,867 shares. Charles J. Moore, President and principal shareholder of The Banc Funds Company, L.L.C., the general partner of the general partner of each of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. has sole power to vote and dispose over the shares held by each of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of Common Stock as of April 1, 2013 by all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table for 2013 included later in this Proxy Statement, and of such directors and all executive officers of the Company as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Walter C. Ayers	44,770	(1)	*
Leslie M. Baker, Jr.	354,469	(2)	*
Larry W. Carroll	412,545	(3)	*
James C. Cherry	492,807	(4)	1.10%
Jean E. Davis	91,920	(5)	*
Nancy J. Foster	288,740	(6)	*
David L. Gaines	407,368	(7)	*
Patricia E. Hartung	63,823	(8)	*
Thomas B. Henson	186,648	(9)	*
Jeffrey S. Kane	45,228	(10)	*
Bryan F. Kennedy, III	380,328	(11)	*
Kim S. Price	249,943	(12)	*
Ben R. Rudisill, II	197,898	(13)	*
All directors and executive officers as a group (13 persons)	3,216,487	(14)	7.20%
*  Less than 1%

(1)
Includes (i) 13,860 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which Mr. Ayers has sole voting power but no investment power prior to vesting, and (ii) 21,560 shares that may be acquired upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(2)
Includes (i) 153,847 shares held in a family trust, (ii) 17,325 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which Mr. Baker has sole voting power but no investment power prior to vesting, and (iii) 26,950 shares that may be acquired upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(3)
Includes (i) 25,000 shares held by Carroll Financial Associates, (ii) 58,685 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition; and (iii) 13,860 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which he has sole voting power but no investment power prior to vesting.

(4)
Includes (i) 155,925 shares of restricted stock that vest based on stock performance and 17,300 shares of restricted stock that vest equally over three years, as to which Mr. Cherry has sole voting power but no investment power prior to vesting, and (ii) 242,550 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(5)
Includes (i) 13,860 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which Ms. Davis has sole voting power but no investment power prior to vesting, and (ii) 21,560 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which she would have sole voting and investment power upon acquisition.

(6)
Includes (i) 97,020 shares of restricted stock that vest based on stock performance and 10,800 shares of restricted stock that vest equally over three years, as to which Ms. Foster has sole voting power but no investment power prior to vesting, and (ii) 150,920 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which she would have sole voting and investment power upon acquisition.

(7)
Includes (i) 117,810 shares of restricted stock that vest based on stock performance and 13,100 shares of restricted stock that vest equally over three years, as to which Mr. Gaines has sole voting power but no investment power prior to vesting, and (ii) 183,260 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(8)	Includes 2,500 shares of restricted stock that vest equally over three years, as to which Ms. Hartung has sole voting power but no investment power prior to vesting.

(9)
Includes (i) 58,298 shares held in trust, (ii) 1,910 shares held by Mr. Henson’s children, as to which they have sole voting and investment power and which he is deemed to beneficially own, (iii) 46,310 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition, and (iv) 13,860 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which he has sole voting power but no investment power prior to vesting.

(10)
Includes (i) 2,308 shares held jointly with Mr. Kane’s spouse, as to which he has shared voting and investment power, (ii) 13,860 shares of restricted stock that vest based on stock performance and 2,500 shares of restricted stock that vest equally over three years, as to which Mr. Kane has sole voting power but no investment power prior to vesting, and (iii) 21,560 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(11)
Includes (i) 2,750 shares held by Mr. Kennedy’s spouse, as to which she has sole voting and investment power and he is deemed the beneficial owner, (ii) 243,732 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition, and (iii) 97,020 shares of restricted stock that vest based on stock performance and 10,800 shares of restricted stock that vest equally over three years, as to which he has sole voting power but no investment power prior to vesting.

(12)
Includes 104,887 shares that may be acquired by Mr. Price upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(13)
Includes (i) 2,500 shares of restricted stock that vest equally over three years, as to which Mr. Rudisill would have sole voting and investment power upon acquisition, and (ii) 39,576 shares that may be acquired by him upon exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which he would have sole voting and investment power upon acquisition.

(14)
Includes (i) 1,421,569 shares owned of record and beneficially by such persons; (ii) 2,308 shares owned beneficially by such persons, as to which they have shared voting and investment power; (iii) 4,660 shares owned beneficially by such persons, as to which they have no voting and investment power; (iv) 1,161,550 shares that may be acquired upon the exercise of stock options that are currently exercisable or are exercisable within 60 days, as to which such persons would have sole voting and investment power upon acquisition; and (v) 554,400 shares of restricted stock that vest based on stock performance and 72,000 shares of restricted stock that vest equally over three years, as to which such persons have sole voting power but no investment power prior to vesting.

PROPOSAL 1

 ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least six but not more than sixteen members. The exact number of directors is determined from time to time by the vote of a majority of directors. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

The number of directors currently is fixed at ten, with four members currently serving terms expiring in 2013, three members currently serving terms expiring in 2014, and three members currently serving terms expiring in 2015. Each director also currently serves as a director of Park Sterling Bank, the Company’s wholly owned banking subsidiary (the “Bank”).

The Board of Directors has nominated Leslie M. Baker, Jr., Larry W. Carroll, Kim S. Price, and Ben R. Rudisill, II, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, for re-election by the shareholders.  Mr. Price and Mr. Rudisill, who are standing for election at the Annual Meeting for the first time, were added as directors in connection with the merger of Citizens South Banking Corporation (“Citizens South”) with the Company on October 1, 2012. Mr. Price and Mr. Rudisill initially were identified by the board of directors of Citizens South as potential candidates for appointment to the Board of Directors in connection with the merger and are recommended by the Nominating and Governance Committee of the Board of Directors. Upon election, Mr. Baker, Mr. Carroll and Mr. Rudisill will serve until the 2016 Annual Meeting of Shareholders and Mr. Price will serve until the 2014 Annual Meeting of Shareholders or, in each case, until his earlier resignation or retirement or until a successor is elected and qualifies to serve.  Although the Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, the persons names as proxies in the accompanying form of proxy may vote for a substitute nominee proposed by the Board of Directors.

Proxies may not be voted for a number of persons greater than the number of nominees.

The Board of Directors recommends a vote FOR each of LESLIE M. BAKER, JR., LARRY W. CARROLL, KIM S. PRICE and BEN R. RUDISILL, II for election as directors of the Company. Properly submitted proxies will be voted FOR election of Mr. Baker, Mr. Carroll, Mr. Price, and Mr. Rudisill unless otherwise specified.

Board of Directors

The names, ages and principal occupations (which have continued for at least the past five years unless otherwise indicated) and certain other information, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company, with respect to each of the nominees and continuing directors are set forth below.

Nominee for Term Expiring in 2014

Kim S. Price.  Mr. Price, age 57, is the retired President and Chief Executive Officer of Citizens South Banking Corporation and Citizens South Bank, a position in which he served for 15 years until his retirement in October 2012 in connection with the merger of Citizens South into the Company.  He currently serves as Chairman of the Gaston County Economic Development Corporation and as a director of both the Daniel Stowe Botanical Garden and the Community Foundation of Gaston County. Past board affiliations include Citizens South Banking Corporation and Citizens South Bank. As the former chief executive officer of Citizens South, Mr. Price brings both exceptional knowledge of managing and overseeing a successful community bank as well as local market experience to the Board of Directors. In addition, Mr. Price has local experience with banking-related industry associations and government relations, and deep knowledge of and connections with community banks in North Carolina, which is supportive of the Company’s growth strategies. Mr. Price currently serves as Vice Chairman of the Board of Directors and has been a director of the Company since October 2012.

Nominees for Terms Expiring in 2016

Leslie M. Baker, Jr. Mr. Baker, age 70, retired as Chairman of the Board of Wachovia Corporation in 2003. He previously served as President and Chief Executive Officer, Chief Operating Officer, President of the North Carolina bank, Chief Credit Officer, and Manager of the International Division of Wachovia. Mr. Baker is a founder of the National Museum of the Marine Corps and a member of the board of trustees of the Marine Corp Heritage Foundation.  Past board affiliations include Marsh & McLennan Companies, Inc., the Federal Advisory Council of the Federal Reserve, International Monetary Conference, Financial Services Roundtable, American Bankers Association, Carolina Power & Light, Novant Health and Acuity Brands. As the former chief executive officer of a successful regional and super-regional bank, Mr. Baker brings exceptional knowledge of all aspects of managing and overseeing our Company to the Board of Directors.     In addition, Mr. Baker brings a keen interest in both economic analysis and corporate governance to the Board of Directors, as well as experience as a public company director.  Mr. Baker currently serves as Chairman of the Board of Directors and has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s public offering in August 2010 (the “Public Offering”).

Larry W. Carroll. Mr. Carroll, age 61, has been the President of Carroll Financial Associates, Inc., a financial planning and investment management firm, since 1980. He currently serves on the Board of Directors of Carroll Financial Associates, Inc., the Board of Trustees of Wingate University, and the Board of Directors of the Cultural and Heritage Foundation. Prior to the Bank’s Public Offering, Mr. Carroll also served as Chairman of the Board of Directors of the Bank. He began his career as a public accountant with KPMG LLC (USA). Mr. Carroll brings expertise in the financial services industry and capital markets to the Board of Directors, including a deep understanding of the wealth management business.  His experience as a public accountant is important to our Audit Committee and Board of Directors, and his successful entrepreneurial experience is supportive of the Company’s organic growth strategy.  In addition, his deep knowledge of and connections to community banking in the Carolinas is important to the Company’s acquisition strategy.  Mr. Carroll has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.

Ben R. Rudisill, II.  Mr. Rudisill, age 69, has served as the President of Rudisill Enterprises, Inc., a beverage distributor and food broker, since founding the company in 1976. Mr. Rudisill served as a director of Citizens South from 1977 until its merger with the Company in October 2012, and served as Chairman of Citizens South from May 2012 until the merger and prior to that as Vice Chairman since January 1998. Mr. Rudisill also served as Chairman of Citizens South Bank from May 2009 to October 2012. Mr. Rudisill currently serves as a director of the U.S. National Whitewater Center, Covenant Village, Inc. and of Linville Golf Club. Past board affiliations include the Public Service Company of North Carolina, the Duke University Fuqua School of Business  and Lenoir Rhyne College.. During his tenure as a director of Citizens South and since becoming a member of the Board of Directors, Mr. Rudisill has developed knowledge of both the banking industry in general and Citizens South’s and the Company’s business, history, organization and executive management which, together with his personal understanding of many of the markets that we serve, has enhanced his ability to serve the Board of Directors.  In addition, Mr. Rudisill brings entrepreneurial experience that is supportive of the Company’s organic growth strategy. Mr. Rudisill has been a director of the Company since October 2012.

Continuing Directors with Terms Expiring in 2014

Walter C. Ayers. Mr. Ayers, age 71, is the retired President and Chief Executive Officer of the Virginia Bankers Association, a position in which he served for 24 years until his retirement at the end of 2006. Past board affiliations include the American Bankers Professional Fidelity and Insurance Company, the American Bankers Insurance Association, and Bay Banks of Virginia, Inc.  Mr. Ayers also served as a member of the American Bankers Association’s Communications Counsel, Government Relations Council, Deposit Insurance Reform Task Force, and the State Association Division Executive Committee.  He brings extensive knowledge of community and regional banking, particularly in the Commonwealth of Virginia, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Virginia are expected to support the Company’s growth ambitions in that market.  He also brings national experience with banking-related industry associations and government relations. In addition, as a former director of Bay Banks of Virginia, Inc., Mr. Ayers brings community bank and public company board experience.  Mr. Ayers has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Jean E. Davis. Ms. Davis, age 57, retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006, a position that she held since 2001.  She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several office executive, regional executive and corporate banking roles for Wachovia.  She is currently a member of the United Family Services Board.  Ms. Davis previously served as a member of the Financial Services Roundtable, the University of North Carolina at Greensboro Board of Trustees, the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Directors of the YMCA of Greater Charlotte. Ms. Davis brings extensive knowledge of bank operations and technology, as well as human resources, to the Board of Directors, both of which are important to the Company’s long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.  Ms. Davis has been a director of the Company since March 2011.

Jeffrey S. Kane. Mr. Kane, age 59, retired as Senior Vice President in charge of the Charlotte Office of the Federal Reserve Bank of Richmond in 2009, which included overall responsibility for Fifth District Cash Operations, Reserve Accounts and Loans functions. He was previously responsible for Banking Supervision and Regulation for the Fifth District, and began his banking career as a lending officer at the Bank of Virginia. Mr. Kane brings extensive experience in bank regulatory matters to the Board of Directors. This includes significant knowledge of supervisory matters, soundness considerations, regulatory compliance, application approval and central bank operations.  Mr. Kane also brings strong knowledge of commercial and retail banking markets in the Carolinas and Virginia, from a regulatory perspective, to the Board of Directors. His past involvement with education initiatives for bank directors is also valuable to our Board of Directors.  Mr. Kane has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Continuing Directors with Terms Expiring in 2015

James C. Cherry. Mr. Cherry, age 62, has served as Chief Executive Officer of the Company since its formation and of the Bank since its Public Offering. He retired as the Chief Executive Officer for the Mid-Atlantic Banking Region at Wachovia Corporation in 2006, and previously served as President of Virginia Banking, Head of Trust and Investment Management, and in various positions in North Carolina banking including Regional Executive, Area Executive, City Executive, Corporation Banking and Loan Administration Manager, and Retail Banking Branch Manager for Wachovia. Mr. Cherry was formerly Chairman of the Virginia Bankers Association.  He is currently a trustee of the Virginia Museum of Fine Arts and a director of Sigma Nu Educational Foundation, Inc. He is proposed to be a director of Armada Hoffler Properties Inc., a Virginia-based real estate a company that has filed to raise up to $201 million in an initial public offering and intends to be taxed as a real estate investment trust. Mr. Cherry’s extensive experience in commercial and retail banking operations, credit administration, product management and merger integration at Wachovia, which was focused in the Carolinas and Virginia, provides the Board of Directors with significant expertise important to the oversight of the Company and expansion into its target markets.  Mr. Cherry has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since the Bank’s Public Offering.

Patricia C. Hartung. Ms. Hartung, age 59, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990, and previously as its Assistant Director. Ms. Hartung served as Chairman of Community Capital Corporation (“Community Capital”) from 2007 until its merger with the Company in November 2011, and was a director of Community Capital since its formation in 1988. Ms. Hartung is currently a director of the National Association of Development Organizations, Provident Business Financial Services and Francis Marion University. During her tenure as a director of Community Capital and since becoming a member of the Board of Directors, Ms. Hartung has developed knowledge of both the banking industry in general and Community Capital’s and the Company’s business, history, organization, and executive management which, together with her personal understanding of many of the markets that we serve, has enhanced her ability to serve the Board of Directors.  In addition, as former Chairman of Community Capital, Ms. Hartung brings community bank and public company board experience. Ms. Hartung has been a director of the Company since November 2011.

Thomas B. Henson. Mr. Henson, age 58, is the co-founder and has been President and Chief Executive Officer of Henson-Tomlin Interests, LLC, a private investment firm, as well as the co-founder and Senior Managing Partner of Southeastern Private Investment Fund, a private investment firm, since 1999. Prior to forming the private investment firms, Mr. Henson was an attorney with Robinson Bradshaw & Hinson, P.A., specializing in mergers and acquisitions.  Mr. Henson is the founder, President and Chief Executive Officer of American Spirit Media, LLC. Mr. Henson is currently a director of Cato Corporation. Mr. Henson brings valuable experience negotiating and closing mergers and acquisitions, which is an important component of the Company’s growth strategy, to the Board of Directors, as well as securities law knowledge and a legal background and interest in corporate governance, which are valuable to the Board of Directors in governing a public company. Mr. Henson also brings a background of successful  entrepreneurial experience which is supportive of the Company’s organic growth strategy.  Mr. Henson has been a director of the Company (or, prior to the Company’s formation as holding company, the Bank) since 2006.
No nominee for director, director or executive officer of the Company has a family relationship as close as first cousin with any other nominee for director, director or executive officer of the Company.

Compensation of Directors

The table below summarizes the total compensation paid to or earned by directors of the Company during the fiscal year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Walter C. Ayers	23,500	--	--	--	--	--	23,500
Leslie M. Baker, Jr.	51,000	--	--	--	--	--	51,000
Larry W. Carroll	25,500	--	--	--	--	--	25,500
Jean E. Davis	23,500	--	--	--	--	--	23,500
Patricia C. Hartung	23,500	--	--	--	--	--	23,500
Thomas B. Henson	23,500	--	--	--	--	--	23,500
Jeffrey S. Kane	26,000	--	--	--	--	--	26,000
Kim S. Price (3)	--	--	--	--	--	837,500	837,500
Ben R. Rudisill, II (4)	5,500	--	--	--	20,423	--	25,923

(1)
James C. Cherry, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Cherry as an employee of the Company is shown in the Summary Compensation Table provided later in this Proxy Statement.

(2)	No equity awards were granted to any director during the fiscal year ended December 31, 2012.

The table below sets forth the number of unexercised stock options and the number of unvested shares of restricted stock held by our non-employee directors as of December 31, 2012.

Name	Number of Shares Subject to Stock Options (#)	Number of Shares of Restricted Stock (#) (a)
Walter C. Ayers	32,340	13,860
Leslie M. Baker, Jr.	40,425	17,325
Larry W. Carroll	69,465	13,860
Jean E. Davis	32,340	13,860
Patricia C. Hartung	--	--
Thomas B. Henson	57.090	13,860
Jeffrey S. Kane	32,340	13,860
Kim S. Price	104,887	--
Ben R. Rudisill, II	39,576	--

(a)
Stock awards are comprised of the special stock performance-based restricted stock awards, which were granted to directors in 2011 as contemplated in connection with the Public Offering. The stock awards are subject to vesting conditions linked to the trading price of the Common Stock, and convey voting rights to recipients, but no economic value until they vest. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days.

(3)
Mr. Price currently does not receive fees for service on the Board of Directors or attendance at Board or committee meetings as he is not an independent director. The compensation received by Mr. Price during the fiscal year ended December 31, 2012 reflected in the table represents amounts paid or earned during 2012 pursuant to a Non-Competition Agreement and a Consulting Agreement, which are described below under “—Non-Competition Agreement and Consulting Agreement,” as set forth in the following table:

Payments Under Consulting Agreement ($)	Payments Under Non-Competition Agreement ($)	Total of All Other Compensation ($)
62,500	775,000	837,500

(4)
Represents the pro rata amount, from the date of the Citizens South merger through the end of 2012, of the aggregate change for 2012 in the actuarial present value of Mr. Rudisill’s accumulated benefit under the Deferred Compensation and Income Continuation Agreement (aggregate 2012 change of $55,076; pro rata $18,359) and the Director Retirement Agreement (aggregate 2012 change of $6,193; pro rata change $2,064), which are described below under “—Predecessor Company Benefits.”

Cash Retainer and Meeting Fees for Independent Directors.  Under the Company’s 2012 director compensation policy, the Chairman of the Board of Directors was paid an annual $45,000 fee, payable monthly, for service as Chairman of the Company, and each independent director was paid an annual $20,000 fee, payable monthly, for service as a director of the Company.  In addition, each of the Chairman and each independent director was paid a meeting fee of $500 for each Board of Directors meeting attended, whether in person or by telephone.  The Company did not pay fees to directors for chairing committees or attending meetings of any committees of the Board of Directors.

Under the Company’s 2013 director compensation policy (i) the Chairman of the Board of Directors is paid an annual $55,000 fee, payable monthly, for service as Chairman of the Company; (ii) the chairman of the Audit Committee and the chairman of the Loan and Risk Committee of the Board of Directors are each paid an annual $35,000 fee, payable monthly, for service as chairmen of their respective committees; and (iii) each independent director is paid an annual $30,000 fee, payable monthly, for service as a director of the Company.  In addition, each of the Chairman and each independent director is paid a meeting fee of $700 for each Board of Directors meeting attended, whether in person or by telephone, and a meeting fee of $250 for each committee meeting attended, whether in person or by telephone, when such committee meetings are not scheduled concurrent to a full meeting of the Board of Directors. The Nominating and Governance Committee of the Board of Directors believes this increase in director compensation policy to be consistent with the market value of the position and warranted given the added scope of responsibility in light of the larger, more complex profile of the Company following completion of the mergers with Community Capital and Citizens South.

Long-Term Incentive Plan Compensation.  Directors also are eligible for awards under the Park Sterling Corporation 2010 Long-Term Incentive Plan (the “LTIP”), pursuant to which nonstatutory stock options, stock appreciation rights and other stock-based awards (including, without limitation, restricted stock awards) can be awarded to directors from time to time, in the discretion of the Board of Directors and the Nominating and Governance Committee. No equity awards were granted to any director during the fiscal year ended December 31, 2012.

Predecessor Company Benefits.  Prior to the merger of Citizens South with the Company, Citizens South Bank entered into nonqualified deferred compensation and income continuation agreements for the benefit of certain of its directors, including Ben R. Rudisill, II. Mr. Rudisill’s agreement provides him with an annual benefit of $78,816, which will be paid in 120 equal monthly payments (i) to Mr. Rudisill upon his retirement from service on or after attaining age 70 for a period of 10 years, (ii) to Mr. Rudisill immediately upon termination of his service due to disability, or (iii) to Mr. Rudisill’s beneficiaries upon his death. If Mr. Rudisill voluntarily terminates his service before age 70, his retirement benefit will be paid at age 70 and will be based on the accrued retirement liability balance existing on the date service terminates. If Mr. Rudisill’s service terminates within one year after the date of Citizens South’s merger into the Company, the agreement provides for a lump sum cash payment of the retirement benefit projected to be accrued at the point when Mr. Rudisill would have attained age 70. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the merger, Citizens South Bank entered into nonqualified director retirement agreements for certain of its directors, including Mr. Rudisill.  Mr. Rudisill’s agreement provides for an annual benefit of $8,000, payable in monthly installments beginning at age 70 for a period of 15 years. In the event of Mr. Rudisill’s pre-retirement death or death before all payments under the agreement have been made to him, monthly benefits are provided for his designated beneficiary or beneficiaries. If Mr. Rudisill dies without a valid beneficiary designation, his surviving spouse will be his beneficiary, or if none, then the benefits will be paid to his personal representative. Benefits under the agreement are forfeited if Mr. Rudisill’s service is terminated for cause.

Also prior to the merger, Citizens South entered into Endorsement Split Dollar Agreements with certain executives, including Kim S. Price, which the Company assumed in connection with, and agreed to continue to maintain after, the merger. Mr. Price is 100% vested in his life insurance benefit under the policy. Under the Endorsement Split Dollar Agreement, upon Mr. Price’s death, Mr. Price’s designated beneficiaries will be paid a death benefit equal to the death proceeds under the policy minus the cash surrender value of the policy. The cash surrender value of the policy will be paid to the Company. No premiums were paid by or on behalf of the Company with respect to this policy during 2012.

Non-Competition Agreement and Consulting Agreement.  Effective at the time of the merger of Citizens South with the Company, Kim S. Price entered into a Non-Competition Agreement and a Consulting Agreement with the Company and the Bank pursuant to which Mr. Price performs consulting services as the Company and Bank may reasonably request, including supporting merger activities, government relations, community relations, industry group association and business development efforts for a period of five years following the merger. In addition, Mr. Price has agreed not to compete with the Company and the Bank for a period of the longer of three years or the consulting period following the merger for the benefit of any business within 25 miles of any office of Citizens South or the Company as of the closing date of the merger.  During such three- to five-year period, Mr. Price has also agreed not to solicit any customers of the Company or the Bank, disparage the Company or the Bank or offer employment to any employee of the Company or Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with the Company or Bank. In exchange for the consulting services, the Company and the Bank have agreed to pay Mr. Price $250,000 per year payable in equal monthly installments.  In exchange for the non-competition agreement, the Company and the Bank have agreed to pay Mr. Price $1,500,000, with $775,000 payable by lump sum at the closing date of the merger and $725,000 payable on the first anniversary of the closing date of the merger. Mr. Price has been determined by the Nominating and Governance Committee to be a non-independent director in accordance with the independence standards of NASDAQ in light of these payments, and as a result receives no compensation for his services as a director.

Board Meetings; Attendance

The Board of Directors held seven regular meetings and two special meetings during 2012. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2012 with the exception of Kim S. Price, who attended all meetings of the Board of Directors but missed two meetings of the Loan and Risk Committee during the period in which he was a director.

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee, Compensation and Development Committee, Nominating and Governance Committee, Loan and Risk Committee, and Trust and Wealth Committee, each of which operates under a charter that is included on the Company’s website at www.parksterlingbank.com. Information on the Company’s website does not form a part of this Proxy Statement. Membership of the committees and frequency of meetings for these committees during 2012 and 2013 are as follows:

Director	Independent Director (1)		Executive		Audit		Compensation and Development		Nominating and Governance		Loan and Risk		Trust and Wealth
	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013
Walter C. Ayers	Yes	Yes			x	x			Chair	Chair	x		x
Leslie M. Baker, Jr.	Yes	Yes	Chair	Chair			x	x	x		x
Larry W. Carroll	Yes	Yes	x	x	Chair	Chair	x	x			x		x
James C. Cherry	No	No	x	x							x	x	x	x
Jean E. Davis	Yes	Yes		x	x					x	x	x
Patricia C. Hartung	Yes	Yes			x	x					x		Chair	Chair
Thomas B. Henson	Yes	Yes				x	Chair	Chair	x
Jeffrey S. Kane	Yes	Yes	x	x	x					x	Chair	Chair
Kim S. Price (2)	No	No									x	x	x	x
Ben R. Rudisill, II (3)	Yes	Yes			x	x					x			x
Number of meetings			6	n/a	9	n/a	4	n/a	2	n/a	12	n/a	5	n/a

(1)	Independent director in accordance with the independence standards of NASDAQ.
(2)	Mr. Price joined the Loan and Risk Committee and Trust and Wealth Committee as of October 2012.
(3)	Mr. Rudisill joined the Audit Committee and Trust and Wealth Committee as of October 2012.

The following is a brief description of each committee of the Board of Directors.

Audit Committee:  The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditors and internal audit function, and (iv) compliance by the Company with legal and regulatory requirements.  The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the Company’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act.  Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the SEC and NASDAQ applicable to audit committees.

Compensation and Development Committee:  The Compensation and Development Committee (the “Compensation Committee”) is appointed by the Board of Directors to review and approve the Company’s compensation and benefit programs; ensure the competitiveness of those programs; discharge the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other officers, as appropriate; and advise the Board of Directors on the development of and succession for key executives. The Chief Executive Officer works closely with the Compensation Committee to evaluate and recommend compensation for the other executive officers and other key employees. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ.

Nominating and Governance Committee:  The Nominating and Governance Committee reviews and recommends to the Board of Directors the appropriate size, functions and needs of the Board of Directors and identifies and reviews the qualifications of proposed director nominees and recommends such nominees to the Board of Directors.  In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding independent director compensation, periodically reviews the duties and composition of the committees of the Board of Directors and oversees the annual evaluation of the Board of Directors and its committees.  The Nominating and Governance Committee also periodically reviews the functions of senior officers and reviews shareholder proposals and proposed responses, including consideration of director nominations from shareholders.  A more detailed discussion regarding the process for nominating potential director candidates is included later in this Proxy Statement under the heading “Corporate Governance Matters – Process for Nominating Potential

Director Candidates.” Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of NASDAQ.
Loan and Risk Committee:  The Loan and Risk Committee provides oversight of management’s responsibilities to assess and manage the Company’s risks, including but not limited to the credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal and fiduciary risks related to the Company’s loan and investment portfolios and other business activities.

Executive Committee:  The Executive Committee exercises all of the powers and authority of the Board of Directors in the management of the affairs of the Company in the interim between meetings of the Board of Directors. The Executive Committee is established with the expectation that it will not take material actions absent special circumstances.

Trust and Wealth Committee:  The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities to ensure proper exercise of fiduciary powers, including but not limited to account openings and closings, discretionary distributions, investment policies and guidelines, and account reviews.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors determines which of our directors is independent. For a director to be considered independent under NASDAQ listing standards, the Board of Directors must affirmatively determine that the director meets the criteria for independence set forth from time to time in the NASDAQ listing standards.

The Board of Directors has evaluated the relationships between each current director (and his immediate family members and related interests) and the Company or the Bank and has determined each of the following directors is independent under the applicable NASDAQ listing standards: Walter C. Ayers, Leslie M. Baker, Jr. (Chairman of the Board), Larry W. Carroll, Jean E. Davis, Patricia C. Hartung, Thomas B. Henson, Jeffrey S. Kane and Ben R. Rudisill, II.

The Board of Directors has determined that James C. Cherry, Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.  The Board of Directors has also determined that Kim S. Price, Vice Chairman of the Company, is not independent because of the Non-Competition Agreement and Consulting Agreement between Mr. Price and the Company and the Bank entered into at the time of the merger of Citizens South with the Company.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, Larry W. Carroll, qualifies as an “audit committee financial expert.” Mr. Carroll is “independent” as that term is defined in the NASDAQ listing standards and the SEC rules.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled executive sessions, generally at the end of each regularly scheduled meeting of the Board of Directors, without the directors who are not independent.  The independent Chairman of the Board of Directors presides over meetings of the non-management or independent directors.

Code of Ethics

The Company has adopted a written Code of Ethics for Senior Financial Officers (the “Senior Code of Ethics”) that applies to the Company’s Chief Executive Officer (the principal executive officer), Chief Financial Officer (the principal financial officer), Chief Accounting Officer (the principal accounting officer) and Treasurer.  The Company has also adopted a Code of Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Senior Code of Ethics and Code of Ethics are available on the Company’s website at www.parksterlingbank.com and print copies are available to any shareholder that requests a copy.  Any amendments to the Senior Code of Ethics or Code of Ethics, or

waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable.  Information on the Company’s website does not form a part of this Proxy Statement.
Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the chairman of any committee, any individual director, the independent directors, as a group, or any other group of directors by writing to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary. Each such communication should specify the applicable addressee(s).  The Company’s Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders.  All of the persons who were members of the Board of Directors at the time of the Company’s 2012 Annual Meeting of Shareholders attended such meeting.

Process for Nominating Potential Director Candidates

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination.  Director nominees are recommended to the Board of Directors from time to time, but at least annually, by the Nominating and Governance Committee for election by the shareholders.  Nominees for director are selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment, forthrightness and willingness to devote adequate time to Board of Directors’ duties. Knowledge of the financial services industry, and banking in particular, is also considered.  Nominees must also possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Governance Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and assesses such nominee’s potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other factors as the Nominating and Governance Committee deems appropriate. The Board of Directors believes that the business experience of its directors has been, and continues to be, critical to our success.

While the Company does not have a formal diversity policy with respect to the Board of Directors, the Board of Directors is committed to diversified membership and believes its membership should broadly reflect the communities served by the Company and the Bank as well as the strategic priorities of the Company, which include diversity of gender, race, ethnicity and experience.  The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board of Directors reflects those efforts.  Going forward, the Nominating and Governance Committee will periodically review the composition of the Board of Directors to ensure it continues to meet the diversity goals, especially in line with the Company’s growth strategy into its target markets and subsequent accomplishments.  The Nominating and Governance Committee uses its network of contacts when compiling a list of potential director candidates and may in the future engage outside consultants, such as professional search firms.

Nominees recommended by shareholders will be analyzed by the Nominating and Governance Committee in the same manner as nominees that are otherwise considered by such committee.  Any recommendation submitted by a shareholder to the Nominating and Governance Committee must comply in all respects with Article III, Section 7, of the Company’s Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of each class of capital stock beneficially owned or owned of record by the shareholder; any information relating to the potential candidate that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (which includes name, biographical information, and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board of Directors); and such nominee’s written consent to being named as a nominee and to serving as a director if elected.  Article III, Section 7 of the Company’s Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the time frame described under the caption “Shareholder Proposals.” A copy of the Company’s Bylaws is available upon written request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, North Carolina 28204, Attention: Secretary.

Pursuant to its charter, the Nominating and Governance Committee (i) periodically reviews the Company’s corporate governance matters, including criteria for the selection of Board of Directors members to ensure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the Charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors have been recommended by the Nominating and Governance Committee. All such nominees are current directors of the Company.

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance.  All but two of the members of the Board of Directors are independent directors. In addition, our key governance committees of the Board of Directors – Audit, Compensation and Development, and Nominating and Governance – are comprised solely of, and chaired by, independent directors.

Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by separate individuals, with James C. Cherry serving as Chief Executive Officer and Leslie M. Baker, Jr. serving as independent Chairman of the Board. The Board of Directors believes that at the current time this structure is appropriate for the Company, as it allows Mr. Cherry to focus on the Company’s strategy, business and operations, while enabling Mr. Baker to assist with Board-level matters and serve as a liaison between the Board of Directors and the Company’s management. The Board of Directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the Board of Directors based upon the needs of the Company from time to time to provide effective, independent oversight of management.

Role in Risk Oversight

As the Company’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company’s risk management practices. On an ongoing basis, the Board of Directors identifies areas of risk that particularly affect the Company and assigns senior members of management to report to the Board of Directors on those areas of risk at regularly scheduled meetings of the Board of Directors.  The areas of risk identified by the Board of Directors change from time to time based on business conditions and competitive considerations. The Board of Directors has also delegated certain risk management functions to its committees.

One of the primary roles and responsibilities of the Audit Committee is to assist the Board of Directors with the oversight of: (i) the integrity of the financial statements and internal controls of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the outside auditor’s independence and qualifications; and (iv) the performance of the Company’s internal audit function and outside auditors. Under its charter, the Audit Committee, among other responsibilities and duties:

•
Reviews with the outside auditor and management, as appropriate, significant accounting, income tax, financial reporting policies, issues and judgments made in connection with the preparation or audit of the Company’s financial statements;

•
Reviews with the outside auditor and management major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management;

•
Consults with the outside auditor and management concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls and when applicable, reviews management’s and the outside auditor’s reports on internal control over financial reporting; and

•	Reviews and approves the proposed annual internal audit plan, as well as the risk assessment used to establish the annual audit plan.

Additionally, the Loan and Risk Committee of the Board of Directors provides oversight of management’s responsibilities to assess and manage the Company’s risks, including, but not limited to risks related to the credit and lending activities of the Company and the Bank and asset-liability management.  In addition, the full Board of Directors is invited to meetings of the Loan and Risk Committee.  This includes the Company’s credit, market, funding and liquidity, interest rate, operational, compliance, reputational, legal and fiduciary risks. The Loan and Risk Committee, among other responsibilities and duties:

•	Reviews and approves the policies and procedures which govern the Company’s risk-taking activities and exposures;

•	Reviews and approves performance benchmarks, both internal or external, for the Company’s risk-taking activities and exposures, including establishing risk tolerances;

•	Reviews senior management's performance against these policies and benchmarks, and provides strategic guidance on achieving risk objectives;

•	Reviews reports on the Company’s risk-taking activities and exposures, as well as on selected risk topics as either the Loan and Risk Committee or senior management deem appropriate from time to time;

•	Reviews reports of significant issues prepared by internal risk oversight functional groups; and

•	Establishes senior management committees to assist the Loan and Risk Committee in carrying out its duties and responsibilities.

The Trust and Wealth Committee provides oversight of the Company’s trust and wealth management activities, including associated fiduciary risks.

Stock Ownership of Directors

Effective March 2012, the Board of Directors adopted a governance guideline pursuant to which each non-employee director is expected to beneficially own at least 5,000 shares of Common Stock throughout the full term of the director’s service. These shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of initial election of the director, as applicable.  Currently, each of the nine non-employee directors beneficially owns at least 5,000 shares of Common Stock. As discussed below in “Compensation Discussion and Analysis – Stock Ownership,” executive officers also are expected to own a minimum amount of Common Stock.  See ”Beneficial Ownership of Common Stock” above for a specific listing of the amount of Common Stock beneficially owned by each member of the Board of Directors and each executive officer of the Company named in the  Summary Compensation Table in this Proxy Statement. Directors and executive officers of the Company may not engage in speculative trading or hedging strategies with respect to Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s practice is to provide total compensation that attracts, retains and incentivizes the management talent needed to execute our business strategies, and that promotes both our short and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage employees to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity, along with the Compensation Committee’s assessment of individual performance and contributions to the Company.

The Company’s compensation practices reflect our pay-for-performance philosophy, whereby a significant component of the total compensation paid to our Chief Executive Officer and other named executive officers (together, the “NEOs;” see “—Named Executive Officers” below) is variable and tied to corporate and individual performance. The Company advanced its growth strategies and reported continued improvement in its earnings and asset quality in 2012.  This performance led the Compensation Committee to:

•	Increase base salaries of certain NEOs; and
•	Pay cash bonuses to the NEOs based on their and the Company’s performance during 2012.

The Company also adopted a nonqualified deferred compensation plan to provide certain executives, including the NEOs, additional opportunities to plan for their retirement.  The plan allows executives to make elective deferrals of their base salary and bonus compensation.

Named Executive Officers

The following table lists the Company’s NEOs, on whom this Compensation Discussion and Analysis is focused:

Title	Key Work Experience	Years in Banking	Age
James C. Cherry Chief Executive Officer	Hired as Chief Executive Officer following Public Offering in August 2010. Previously Chief Executive Officer of Mid-Atlantic Region and President of Virginia Banking for Wachovia Corporation.	35	62
Bryan F. Kennedy, III President	Founded the Bank in October 2006. Served as President and Chief Executive Officer until Public Offering in August 2010. Previously President-North Carolina of Regions Bank and Executive Vice President of Park Meridian Bank.	33	55
David L. Gaines Executive Vice President and Chief Financial Officer	Hired as Chief Financial Officer following Public Offering in August 2010. Previously Chief Risk Officer for Corporate and Investment Banking and Comptroller of Wachovia Corporation.	27	53
Nancy J. Foster Executive Vice President and Chief Risk Officer	Hired as Chief Risk Officer in November 2010. Previously Chief Risk Officer of CIT Group and Chief Credit Officer-Community Banking for LaSalle Bank.	28	52

General Compensation Philosophy and Guiding Principles

The Company operates in the highly competitive financial services industry where attracting and retaining talented executives is critical to future success. For this reason, the Company has designed a competitive total compensation program that provides a mix of cash, annual incentive opportunities and equity-based compensation, when the Compensation Committee determines appropriate, along with retirement and other health and welfare programs. Together, these components create a pay-for-performance philosophy which is manifested in our compensation practices.

The Compensation Committee also considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value. The Compensation Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate risk:

•
The Compensation Committee has the authority to establish a reserve for annual bonus awards and to approve the funding of the reserve, as well as to approve individual annual bonus awards, or to pay no bonuses at all;

•
From time-to-time as the Compensation Committee determines appropriate, the Company grants its executives equity awards that vest over multi-year periods, which the Compensation Committee believes aligns the executives’ long term interests with those of our shareholders;

•	Overall compensation is balanced between fixed and variable pay, and variable pay is linked both to annual performance and, with respect to equity awards, performance over multi-year periods;

•
We have entered into employment agreements with our NEOs that provide for recoupment of incentive compensation based on applicable laws or if the compensation exceeds what should have been paid because the determination of the initial payment  was based on materially inaccurate financial information about the Company;

•	Performance goals for both annual and long-term incentive arrangements are not unduly aggressive; and

•
An open dialogue is maintained among management, the Compensation Committee and the Board of Directors regarding executive compensation practices and policies and the appropriate incentives to use in achieving short-term and long-term performance targets.

The Company, Board of Directors and Compensation Committee pay careful attention to communications received from shareholders on executive compensation, including the non-binding advisory “say on pay” vote. At the Company’s 2012 Annual Meeting, our shareholders approved, by 95% of the votes cast, the non-binding advisory resolution on the 2011 compensation of NEOs submitted to shareholders in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The favorable advisory vote was considered and reflected in the decision to maintain the overarching framework and balance for NEO compensation for 2012, but not for specific pay-level decisions. Based on the preference expressed by shareholders at the 2012 Annual Meeting, the Board of Directors currently has determined to have an annual advisory vote on NEO compensation until the next required nonbinding shareholder advisory vote on the frequency of our advisory “say on pay” vote is held.

Components of Compensation

From year to year, the Compensation Committee utilizes some or all of the following compensation components when setting NEO pay:

Compensation Component	Key Features	Objective	Key Considerations
Base Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our NEOs can rely.	Base salary levels are intended to reward experience, scope of responsibility, demonstrated skills and competencies, and individual performance.
Bonus Compensation (Cash Bonus Awards)	Variable annual cash amounts, if any, with bonus reserve size determined by evaluating Company performance against pre-established financial and business objectives.	To motivate and reward individual and corporate performance based on the Compensation Committee’s review of Company results that have a meaningful bearing on long-term increases in shareholder value.
Consistent with the Company’s pay-for-performance objectives; bonus reserve size based on Company performance and actual bonus payments based on Compensation Committee’s determination of individual and corporate performance.

Long-Term Incentive Compensation (Equity Awards)
Discretionary equity awards determined by the Compensation Committee and may include options, restricted stock, restricted units or other forms of equity awards under the LTIP. Exercise prices and vesting schedules determined at time of award.
To motivate and reward individual and corporate performance relative to long-term goals and peer group that are expected to have a meaningful bearing on long-term increases in shareholder value.
Consistent with the Company’s pay-for-performance objectives; aggregate number of awards, performance measures and individual awards approved by Compensation Committee. The Compensation Committee may consider previously granted awards when determining whether equity awards are appropriate for any given year.

Employment Agreements. The Company uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the employees relative to the needs of the Company and its shareholders. Such agreements provide executives, including the NEOs, with a measure of predictability for the future that, in turn, supports the Company’s efforts to attract and retain the necessary management talent to execute our business strategies. Such agreements also include non-compete and non-solicitation provisions that help protect the Company from the loss of revenues and/or employees in the event an NEO is terminated. In connection with the Public Offering, the Bank entered into employment agreements with each of Messrs. Cherry, Kennedy and Gaines in August 2010 and entered into an employment agreement with Ms. Foster upon her hiring in November 2010. For more information, see “Compensation of Executive Officers – Employment Agreements With Named Executive Officers” below.

Benefits and Perquisites.  The Company currently provides NEOs with limited perquisites and other personal benefits.  These include, but may not be limited to, relocation allowances and reimbursement for temporary living and commuting expenses for NEOs relocating as part of their employment with the Company. While others in the financial services industry, including community banks, provide executives with perquisites such as personal or financial tax advice; personal travel using vehicles owned or leased by the company; personal use of other property owned or leased by the company; security provided at a personal residence or during personal travel; personal club memberships; and discounts on company services not generally available to employees,  the Company does not, however, currently provide any of these listed benefits to NEOs as the Compensation Committee believes structuring the Company’s compensation around base salary, annual cash incentives and occasional equity awards is more transparent to shareholders and promotes more accurate assessment of NEO compensation levels.

The Company maintains various broad-based employee benefit plans that constitute a portion of the total compensation package available to all eligible employees, including our NEOs. These other employee benefits include:

•
the Park Sterling Corporation 401(k) Savings Plan, which in 2012 permitted employees to contribute up to 50% of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with the Company matching 100% of the first 3% of their deferrals and 50% of the next 3% of their deferrals;

•	health care plans that provide medical, prescription, dental and vision coverage for all eligible employees;

•
disability insurance for the benefit of its employees which, in the event of disability, pays the employee (i) short-term benefits of up to 50% of the employee’s weekly salary, subject to a cap of $3,000 per week, for up to 13 weeks, and thereafter (ii) long-term benefits of up to 50% of the employee’s monthly salary, subject to a cap of $12,500 per month; and

•	certain other welfare benefits, such as Paid Time Off.

The benefits our NEOs receive under the broad-based plans described above are determined by the same criteria applicable to all Company employees. In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.  These benefits help keep the Company competitive in attracting and retaining employees.  Benefits also help keep employees focused due to a lack of distractions related to obtaining health care, maintaining adequate savings for retirement and similar issues.

Executive Life Insurance.  The Company, acting through the Bank, purchased bank-owned life insurance in 2011 that included, among certain other salaried employees, policies on the individual lives of each NEO. Under separate agreements with each insured party, including each NEO, the insured party has the right to designate a beneficiary for up to a $100,000 death benefit. The full death benefit for each policy reverts to the Company should the insured party cease to be employed by the Company. The insured party has no right to sell, surrender or transfer ownership of the policy at any time, and has no right to designate a beneficiary upon termination of employment, whether by voluntary or involuntary means, and including retirement.  The Company currently does not provide any post-retirement split dollar benefits to our NEOs. The Company believes that the executive life insurance policies provide protection for the Company should an executive pass-away during his or her employment, while also providing the NEOs with additional life insurance that helps them protect their families.

Executive Retirement Plan.  The Compensation Committee determined during 2012 that the Company should adopt an executive deferred compensation plan in order to provide executives, including the NEOs, a greater ability to plan for their retirement.  Therefore, the Company, acting through the Bank, adopted the Park Sterling Bank Deferred Compensation Plan (the “Deferred Compensation Plan”).   The Deferred Compensation Plan provides certain executives and directors, including the NEOs, the ability to defer base salary and bonus compensation (or, in the case of directors, Board fees).  Amounts deferred under the Deferred Compensation Plan are credited with interest at the Wall Street Journal prime rate, with a floor of at least 0.50% interest.  Participants in the Deferred Compensation Plan may elect to receive distributions of their deferrals at a specified date during their employment or upon termination of employment.  Distributions are also made upon a participant’s death, disability or due to a participant’s unexpected hardship or a change in control of Park Sterling Bank.

The Deferred Compensation Plan was adopted in 2012 and Messrs. Cherry and Kennedy began participating in the plan at the beginning of 2013.

2012 Compensation Events

A summary of 2012 compensation events for the Company’s NEOs is shown in the table below:

Compensation Component	Compensation Event	Rationale
Base Salary	Messrs. Cherry and Gaines and Ms. Foster were awarded increases in their base salaries during 2012 (see below and “Summary Compensation Table” for details).	Base salaries were adjusted to reflect the broader responsibilities of these NEOs following continued execution of the Company’s growth strategy.
Bonus Compensation (Cash Bonus Awards)	Each NEO was awarded bonus compensation for the fiscal year ended December 31, 2012 (see below and “Summary Compensation Table” for details).	The Compensation Committee created a bonus reserve based on the Company’s performance in 2012 and awarded bonuses to each NEO based on the Company’s and each executive’s performance.
Long-Term Incentive Compensation (Equity Awards)	There were no long-term equity awards granted to any NEO for the fiscal year ended December 31, 2012.	The Compensation Committee determined that NEOs were adequately compensated in 2012 through base salaries and annual bonuses, taking into consideration previously awarded long-term incentives.

Base Salary Increases.  Effective April 1, 2012, the Compensation Committee awarded the following base salary increases to NEOs:

Named Executive Officer	Beginning Base Salary ($)	Base Salary Increase ($)	Base Salary Increase (%)	Ending Base Salary ($)
James C. Cherry	400,000	25,000	6.3%	425,000
Bryan F. Kennedy, III	335,000	--	--	335,000
David L. Gaines	335,000	15,000	4.5%	350,000
Nancy J. Foster	300,000	35,000	11.7%	335,000

The Compensation Committee determined these increases for Messrs. Cherry and Gaines and Ms. Foster to be warranted given each of their added scope of responsibility in light of the larger, more complex profile of the Company since their initial employment, including formation of the bank holding company, completion of the merger with Community Capital, de novo expansion into three growth markets (Raleigh, North Carolina and Charleston and Greenville, South Carolina), and significant expansion of product and service offerings. In addition, the Compensation Committee determined that the increases appropriately reflected the relative duties and responsibilities of the NEOs by differentiating Mr. Cherry from each of the other NEOs and by differentiating Mr. Gaines from Mr. Kennedy and Ms. Foster. The Compensation Committee determined that Mr. Kennedy’s compensation appropriately reflected his duties and responsibilities within the organization and did not require any adjustment.

Annual Bonuses.  The Compensation Committee granted cash bonues to certain employees, including the NEOs, from a reserve it created based on the Company’s annual adjusted return on average assets (“Adjusted ROAA”). The Compensation Committee utilized Adjusted ROAA as the funding mechanism for the reserve based on its wide acceptance in the banking industry as a leading indicator of financial performance. Following the establishment of the reserve, the Compensation Committee selected and granted bonuses to certain employees, including each of the NEOs, based on its determination of the Company’s success in achieving certain business and financial objectives during the year and the contribution of each NEO to that success, in accordance with the Company’s pay-for-performance philosophy. The actual bonuses awarded were entirely within the discretion of the Compensation Committee, which reviewed a variety of Company and individual factors when determining whether to give an employee a bonus and the amount of any such bonus.

The Compensation Committee awarded the following discretionary cash awards to NEOs for 2012:

Named Executive Officer	Ending Base Salary ($)	Annual Bonus ($)	Award as Percentage of Ending Base Salary (%)
James C. Cherry	425,000	137,500	32.4%
Bryan F. Kennedy, III	335,000	110,000	32.8%
David L. Gaines	350,000	115,000	32.9%
Nancy J. Foster	335,000	110,000	32.8%

As mentioned above, discretionary bonuses are paid from a reserve that was created based on the Company’s achievement of certain Adjusted ROAA metrics.  For 2012, the award pool began funding at a 0.25% ROAA and increased based on Company performance up to a maximum award pool at 1.20% ROAA.  The reserve began at $800,000 and the maximum reserve that could have been created was $3.5 million.

In order to allow the Company to pay the discretionary bonuses prior to the anticipated change in federal income tax rates, the Compensation Committee met in late December and reviewed the Company’s 2012 performance and factored in a conservative estimate of December results to determine Adjusted ROAA.  Based on its review the Compensation Committee determined that the reserve should be $1.25 million which corresponded to a 0.50% Adjusted ROAA. Following the end of 2012, the Compensation Committee reviewed the Company’s actual performance and determined that it had achieved a 0.55% Adjusted ROAA, as indicated in the table below.

($ in 000’s)	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
Pre-tax income, as reported	$6,649	$(13,303)
Plus: Merger-related expenses	5,895	3,812
Less: Gain on sale of securities	(1,478)	(20)
Adjusted pre-tax income	11,066	(9,511)
Tax expense	3,558	(3,604)
Adjusted net income*	7,508	(5,907)
Preferred dividends	51	0
Adjusted net income available to common shareholders*	$7,457	$(5,907)

Divided by: Average assets	$1,349,190	$695,470
Adjusted return on average assets*	0.55%	(0.86%)
* Non-GAAP financial measure; reconciliation to the most comparable GAAP measure is presented in the table above.

The creation of the reserve, however, did not entitle any employee (including the NEOs) to any particular cash bonus.  Instead, the Compensation Committee awarded discretionary bonuses from the amounts set aside in the reserve based on its evaluation of the Company’s and the employee’s 2012 performance. Moreover, the Compensation Committee was not under any obligation to pay the entire reserve in bonuses.

The Compensation Committee’s evaluation of Company performance in 2012 included:

•
Continued progress toward the Company’s vision of creating a regional-sized community bank through the merger with Citizens South, which positioned the Bank as the largest community bank headquartered in the attractive Charlotte-Gastonia-Rock Hill MSA;

•
Reported net income available to common shareholders of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012, compared to a net loss of $8.4 million, or $0.29 per share, for the twelve months ended December 31, 2011;

•	Reported Adjusted ROAA of 0.56% for the twelve months ended December 31, 2012, compared to (0.86)% for the twelve months ended December 31, 2011;

•
Improved asset quality, with nonperforming loans decreasing from 2.66% to 1.31% of total loans and nonperforming assets decreasing from 3.25% to 2.13% of total assets, respectively, from December 31, 2011 to December 31, 2012;

•
Increased core deposits, which exclude brokered deposits and time deposits greater than $250,000, to 90.3% of total deposits at December 31, 2012 compared to 81.8% of total deposits at December 31, 2011; and

•	Maintained strong capitalization with a Tier 1 leverage ratio of 11.25% at December 31, 2012.

When evaluating the individual performance of the NEOs, the Compensation Committee considered the individual’s overall performance and their contributions towards achieving the Company-wide performance measures described above.

Long-Term Incentive Awards. The Company did not grant equity awards to NEOs during the year ended December 31, 2012. The Compensation Committee determined that the NEOs were adequately compensated in 2012 through base salaries, annual bonuses and other employee benefits, and appropriately aligned to the long-term interests of shareholders, taking into consideration previously awarded equity based incentives.

Peer Group Analysis

In late fiscal year 2012, the Compensation Committee reviewed an internally prepared report to assist it in determining the market for executive compensation, and utilized this information while setting fiscal 2012 compensation. While the Compensation Committee believes the information in this report was valuable, it did not use the report as a benchmark to set executive compensation. The Compensation Committee does not currently believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the report, and the manner in which it was used by the Compensation Committee, was to provide a general understanding of current compensation practices and trends of similarly situated companies. No specific compensation decision for any individual was based on or justified by the report. The report contains information compiled from publicly available documents from the following peer financial institutions:

American National Bankshares Inc. (NASDAQ: AMB)	First Community Bancshares, Inc. (NASDAQ:FCBC)	SCBT Financial Corporation (NASDAQ:SCBT)

Ameris Bancorp (NASDAQ:ABCB)	First Financial Holdings, Inc. (NASDAQ:FFCH)	TowneBank (NASDAQ:TOWN)

BNC Bancorp (NASDAQ:BNCN)	FNB United Corp. (NASDAQ:FNBN)	United Community Banks, Inc. (NASDAQ:UCBI)

Capital Bank Financial Corporation (NASDAQ: CBF)	NewBridge Bancorp (NASDAQ:NBBC)	Yadkin Valley Financial Corporation (NASDAQ:YAVY)

Crescent Financial Bancshares, Inc. (NASDAQ:CRFN)	Palmetto Bancshares, Inc. (NASDAQ:PLMT)

First Bancorp (NASDAQ:FBNC)	Peoples Bancorp of North Carolina, Inc. (NASDAQ:PEBK)

Please note that Citizens South was included among the Company’s peer financial institutions prior to its merger with the Company. There were no other changes to this peer group in 2012.

Decision-Making Practices

Role of Compensation and Development Committee. The Compensation Committee is responsible for oversight, review and administration of the Company’s compensation programs for all employees, including each of the NEOs. The Compensation Committee is composed entirely of independent, non-management directors.  It reviews all aspects of the compensation program for NEOs, including base salaries, annual cash bonuses, equity awards, perquisites, severance arrangements and other health and welfare benefits. It also approves the performance goals for any NEO compensation programs that use performance metrics, such as the Adjusted ROAA funding mechanism used for the annual bonus reserve in 2012, and evaluates performance at the end of each performance period. The Compensation Committee approves annual bonuses, stock option awards, restricted stock awards and other long-term incentive award opportunities. The Compensation Committee does not have any pre-established plans regarding the amount of cash incentive or equity based award opportunities available to NEOs, if any, nor the timing of when it would grant equity based awards, if any. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the remaining NEOs.

In making its decisions, the Compensation Committee may use several resources and tools including the use of an independent compensation consultant, peer financial institution evaluation and other analyses. The Chief Executive Officer also is involved in compensation determinations, including review of the compensation consultant’s recommendations, if any, and discussion of executive management compensation (including compensation for each NEO other than the Chief Executive Officer). The Company believes that the Chief Executive Officer is in the best possible position to assess the performance of the other NEOs, and he accordingly plays an important role in the compensation setting process. From time to time, the Chief Executive Officer also discusses his compensation package with the Compensation Committee. Decisions about individual compensation components and total compensation for the NEOs, including those related to the Chief Executive Officer, are ultimately made by the Compensation Committee using its discretion and judgment, focusing primarily on the NEO’s performance and the Company’s overall performance. The Compensation Committee also considers the business environment in which the results were achieved and general comparisons to the overall performance of peer banks.

In addition, the Compensation Committee also reviews the total compensation of the NEOs relative to one another. The Compensation Committee believes that Mr. Cherry’s relatively higher compensation is appropriate in light of his expanded responsibilities as the Chief Executive Officer and the leadership, vision and strategy he has provided to the Company during his tenure.  In addition, the Compensation Committee believes that the relatively similar compensation levels of Messrs. Kennedy and Gaines and Ms. Foster are appropriate in light of their shared responsibilities in managing the day-to-day activities of the Company, with modestly higher compensation awarded to Mr. Gaines given his added responsibilities related to merger and acquisition and integration activities.

Compensation Consultant. The Compensation Committee may from time to time engage an independent compensation consultant to conduct a review, on either a comprehensive or selected basis, of the competitiveness and effectiveness of the Company’s executive compensation program relative to market practices and business goals. Such compensation consultants, when engaged, serve at the request of, and report directly to, the Compensation Committee. The Compensation Committee did not engage an independent compensation consultant in 2012 in light of its belief that there were no material changes to the Company’s business strategy, the NEO composition, the Company’s peer group, or market practices outlined by the compensation consultant study conducted in 2011.

Determination of Individual Bonus Awards.  The Company’s goal is to base individual bonus awards on a qualitative review of the NEO’s performance during the year relative to business and financial objectives.  In 2012, the Compensation Committee determined the aggregate available annual bonus reserve based on the sliding scale approach described above (see “—2012 Compensation Events – Annual Bonuses”). In addition to evaluating the aggregate funding mechanism, the Compensation Committee considered the following factors in determining individual NEO bonuses: (i) maintenance of acceptable asset quality, as measured by nonperforming loan levels, nonperforming asset levels, net charge-off levels and other relevant metrics; (ii) advancement of business objectives, including growth initiatives; and (iii) the individual contribution of each NEO to accomplishing these objectives.  The Compensation Committee believes that review of corporate-wide metrics are appropriate performance measurements for the NEOs given that they align payment of bonuses to NEOs based on results that are important to the long-term interests of shareholders, offer broader perspective than metrics focused on individual operating businesses, and capture key drivers of financial and business performance.

Stock Ownership

The Board of Directors generally believes that the NEOs should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting the Company’s objective of increasing shareholder value. The long-term incentives used by the Company also facilitate the acquisition of shares of the Company’s Common Stock by the NEOs. Pursuant to internal guidelines adopted in March 2012, each NEO is expected to beneficially own at least 10,000 shares of Common Stock throughout the full term of the NEO’s service as a member of executive management. Shares may be acquired over the later of: (i) a period of three years beginning March 1, 2012; or (ii) a period of three years beginning with the date of the initial election of the NEO to executive management, as applicable. Currently, each of the NEOs beneficially owns the requisite number of shares.

Consistent with the Company’s compensation philosophy of rewarding the NEOs based on the long-term success of the Company, the Company’s Code of Ethics and Insider Trading Policy prohibit all employees, including the NEOs, from speculative trading in the Company’s Common Stock and place limitations on a NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of the Company’s Common Stock. Additionally, pursuant to internal guidelines, NEOs are prohibited from entering into hedging strategies that protect against downside risk in the Company’s Common Stock.

Compensation Events Following 2012

In March 2013, the Compensation Committee granted our NEOs restricted stock awards in the following amounts:

•	James C. Cherry – 17,300 shares;

•	Bryan F. Kennedy, III – 10,800 shares;

•	David L. Gaines – 13,100 shares; and

•	Nancy J. Foster – 10,800 shares.

These multi-year grants are intended to help align the NEO’s long-term interests with those of our shareholders, and generally vest in approximately equal one-third increments annually over a period of three years, subject to accelerated vesting upon the executive’s termination without cause, resignation for good reason or voluntary resignation within six months following a change in control.

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations generally impose a $1 million cap on the deductibility of compensation paid to certain executive officers by a public corporation, unless an exception applies. One important exception is for qualified “performance-based compensation.” To the extent the Company determines it is in its interests, the Company’s compensation programs may be designed to meet the performance-based compensation exception under Section 162(m). However, the Company retains the flexibility to pay compensation that is not eligible for such exception if it is in the interest of the Company to do so.

Accounting Considerations. As previously described, for the purposes of certifying the Company’s performance for incentive compensation purposes, the Compensation Committee may adjust the Company’s net income to ensure that the employees are fairly compensated for the actual growth of the Company and not as a result of extraordinary items and events.

Conclusion

The Compensation Committee reviews all components of the Company’s compensation practices for the NEOs. In designing the various components of the total compensation program, the Company intends to take care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value while enabling the Company to retain its talented executives.  The Company believes the total compensation for each NEO is reasonable and that the components of the Company’s compensation program for NEOs are consistent with market standards and with comparable programs of peer financial institutions. The compensation program for NEOs is based on the financial performance of the Company compared to both business and financial objectives.  The Company believes this practice links NEO performance to the annual financial and operational results of the Company and the long-term financial interests of its shareholders.  The Company further believes that the foregoing compensation philosophy is consistent with the Company’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

2012 Summary Compensation

The following table summarizes the cash compensation paid, equity awards granted and other compensation awarded to the Company’s NEOs for each of the three years ended December 31, 2012, December 31, 2011, and December 31, 2010:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
James C. Cherry	2012	418,750	137,500	-	-	-	-	14,022	570,272
Chief Executive Officer (4)	2011	400,000	-	610,135	-	-	-	14,490	1,024,625
	2010	148,718	75,000	-	952,858	-	-	18,553	1,195,129
Bryan F. Kennedy, III	2012	335,000	110,000	-	-	-	-	13,056	458,056
President (5)	2011	335,000	-	379,639	-	-	-	12,233	726,872
	2010	282,725	-	-	592,889	-	-	94,489	970,103
David L. Gaines	2012	346,250	115,000	-	-	-	-	12,216	473,466
Executive Vice President	2011	335,000	-	460,991	-	-	-	12,233	808,224
and Chief Financial Officer (6)	2010	124,551	50,000	-	719,937	-	-	382	894,870
Nancy J. Foster	2012	326,250	110,000	-	-	-	-	12,216	448,466
Executive Vice President	2011	300,000	-	379,639	-	-	-	150,780	830,419
and Chief Risk Officer (7)	2010	37,500	50,000	-	599,228	-	-	68	686,796

(1)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to stock performance-based restricted stock awards granted during the fiscal year ended December 31, 2011. The assumptions used in the calculation of these amounts are included in Note 19, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

These restricted stock awards, which were granted to the NEOs following formation of the Company as holding company for the Bank and as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement, are subject to vesting conditions linked to the trading price of the Common Stock, and convey voting rights to recipients, but no economic value until they vest. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days.

(2)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, related to option awards granted during the fiscal year ended December 31, 2010. The assumptions used in the calculation of these amounts are included in Note 19, “Employee and Director Benefit Plans,” in the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

These option awards were granted to the NEOs as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement. These options vest equally over three years and have an exercise price equal to the Public Offering price, or $6.50 per share.

(3)	The following table lists all amounts included in the “All Other Compensation” column for each NEO for the years presented:

		Perquisites ($) (a)	Life Premiums ($)	401(k) Matching ($)	Total ($)
James C. Cherry	2012	--	2,722	11,250	14,022
	2011	--	3,465	11,025	14,490
	2010	17,414	1,139	--	18,553
Bryan F. Kennedy, III	2012	--	1,806	11,250	13,056
	2011	--	1,208	11,025	12,233
	2010	82,185	1,279	11,025	94,489
David L. Gaines	2012	--	966	11,250	12,216
	2011	--	1,208	11,025	12,233
	2010	--	382	--	382
Nancy J. Foster	2012	---	966	11,250	12,216
	2011	142,822	1,208	6,750	150,780
	2010	--	68	--	68

(a)
Total perquisites for Messrs. Cherry, Kennedy and Gaines and Ms. Foster were less than $10,000 for the year ended December 31, 2012.  Total perquisites for Messrs. Cherry, Kennedy and Gaines were less than $10,000 for the year ended December 31, 2011. Perquisites for Ms. Foster for the year ended December 31, 2011 primarily reflect reimbursement of relocation and moving expenses. Total perquisites for Mr. Gaines and Ms. Foster were less than $10,000 for the year ended December 31, 2010. For the year ended December 31, 2010, perquisites provided to (i) Mr. Cherry consisted of $12,032 for commuting expenses and $5,112 for housing and relocation expenses and (ii) Mr. Kennedy consisted of $56,048 for the transfer of a bank-owned automobile, $2,232 for personal use of a company automobile and $23,905 for club membership fees. The Company discontinued its sponsorship of club memberships and provision of company automobiles for NEOs in 2010.

(4)	Mr. Cherry was first employed by the Bank as Chief Executive Officer in connection with its Public Offering in August 2010.

(5)	Mr. Kennedy also served as Chief Executive Officer of the Bank prior to its Public Offering.

(6)	Mr. Gaines was first employed by the Bank as Chief Financial Officer in connection with its Public Offering in August 2010.

(7)	Ms. Foster was first employed by the Bank as Chief Risk Officer in November 2010.

Grants of Plan-Based Awards

The Company did not grant any equity or non-equity incentive plan awards to NEOs for the year ended December 31, 2012. The Compensation Committee determined that the NEOs were adequately compensated in 2012 through base salaries and discretionary bonus payments and taking into consideration previously awarded equity based incentives (see “Compensation Discussion and Analysis – 2012 Compensation Events” above for additional information).

Employment Agreements With Named Executive Officers

In connection with the Public Offering, the Bank entered into employment agreements with each of Messrs. Cherry, Kennedy and Gaines in August 2010 and entered into an employment agreement with Ms. Foster upon her hiring in November 2010. Each NEO’s agreement is for an initial term of three years and is subject to automatic one-year renewals on the third anniversary of its initial effective date and each successive anniversary unless either party provides timely notice of non-renewal. The agreements provide for certain payments in the event the executive’s employment is terminated by the Company without “cause,” the executive resigns for “good reason” or the executive is terminated following a “change of control.” The agreements also provide that the executive will not compete with the Bank in the banking business or solicit its customers or employees for a period of twelve months following termination of the executive’s employment, and is subject to a customary confidentiality obligation.  For a discussion of these provisions see “— Potential Payments Upon Termination or Change of Control” below.

These agreements further provide for the following:

•	Annual base salary, to be reviewed annually.

•
Eligibility to receive annual bonus compensation in cash or equity (with a maximum opportunity equal to no less than 100% of base salary) pursuant to any incentive program adopted by the Compensation Committee from time to time and long-term equity incentive awards, in the discretion of the Compensation Committee, no less favorable than those that apply to other senior executives.

•
Minimum 2010 bonus compensation for Messrs. Cherry and Gaines and Ms. Foster (in the case of Ms. Foster, 100% of which is repayable within one year, 66 2/3% is repayable within two years, and 33 1/3% is repayable within three years, in each case if she experiences a termination of employment for any reason other than without “cause” by the Bank, “good reason” by Ms. Foster, disability or death).

•	Employee benefits, fringe benefits and perquisites on a basis no less favorable than those applicable to other senior executives.

•	Special equity awards in the form of stock options and restricted stock as contemplated by the Public Offering.

•
Repayment by executive of  any incentive compensation previously paid that is subject to recovery under applicable law where the compensation was in excess of what should have been paid because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company.

•
With respect to Mr. Cherry and Ms. Foster, certain relocation, temporary living and commuting expenses for a limited time following initial employment (in the case of Ms. Foster,  100% of which  is repayable within one year, 66 2/3% is repayable within two years, and 33 1/3% is repayable within three years, in each case if she experiences a termination of employment for any reason other than without “cause” by the Bank, “good reason” by Ms. Foster, disability or death).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards at December 31, 2012:

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James C. Cherry	242,550	121,275	6.5000	8/12/20	--	--
	--	--	--	--	155,925	815,488
Bryan F. Kennedy, III	150,920	75,460	6.5000	8/12/20	--	--
	92,812	--	9.0900	12/14/16	--	--
	--	--	--	--	97,020	507,415
David L. Gaines	183,260	91,630	6.5000	8/12/20	--	--
	--	--	--	--	117,810	616,146
Nancy J. Foster	150,920	75,460	6.5000	8/12/20	--	--
	--	--	--	--	97,020	507,415

(1)
Option awards include the special option awards which were granted to the NEOs in 2010 as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement. The purpose of these special awards was to attract Messrs. Cherry and Gaines and Ms. Foster to the Company, and to retain each of the NEOs in order to execute the Company’s business plan. These special options vest equally over three years on August 12, 2011, 2012 and 2013, and have an exercise price equal to the Public Offering price, or $6.50.

(2)
Stock awards are comprised of the special stock performance-based restricted stock awards, which were granted to the NEOs as contemplated in connection with the Public Offering and as specified in each NEO’s employment agreement, are subject to vesting conditions linked to the trading price of the Common Stock, and convey voting rights to recipients, but no economic value until they vest. These special stock grants were awarded in 2011 following the Company becoming the holding company for the Bank, rather than concurrently with the stock options described in footnote 1 above given then existing preclusions under North Carolina banking law which prevented banks from awarding stock grants. The grants vest in approximately equal one-third increments when the trading price of the Common Stock is equal to or greater than $8.125 (125% of Public Offering price), $9.10 (140% of Public Offering price) and $10.30 (160% of Public Offering price), respectively, in each case for a period of 30 consecutive trading days. In accordance with SEC rules, for purposes of this table the market value is determined by the closing price of the Company’s stock on December 31, 2012, or $5.23 per share.

Option Exercises and Stock Vested

There were no option award exercises or stock award vesting for NEOs in 2012.

Pension Benefits

The Company does not provide any pension benefits to NEOs.

Nonqualified Deferred Compensation

Though the Company adopted the Park Sterling Bank Deferred Compensation Plan during 2012, our NEOs did not begin participating in the plan until January 1, 2013. See “Compensation Discussion and Analysis – Components of Compensation – Executive Retirement Plan” above for a discussion of the material terms of the plan.

Potential Payments Upon Termination or Change of Control

As discussed above in “– Employment Agreements With Named Executive Officers,” the Bank has entered into employment agreements with each of the NEOs that require us to provide compensation to them in connection with certain events related to a NEO’s termination of employment or change of control of the Company.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Company’s compensation programs and benefits, including stock-based plans and broad-based employee benefit plans. Certain of these benefits and awards are fully vested, and each of the NEOs would receive all of their vested benefits and awards if their employment with the Company ends for any reason.  If an NEO’s employment is terminated for any reason, the NEO will be entitled to the payment of any amount earned and owing under the employment agreement.

Each of the NEOs has stock options granted under the Bank’s 2010 Employee Stock Option Plan and Bryan Kennedy also has stock options granted under the Bank’s 2006 Employee Stock Option Plan (together, the “Options”). Upon the termination of an NEO’s employment with the Company for any reason, all Options of such NEO that are not then exercisable are cancelled and forfeited. All Options of such NEO that are then exercisable are also cancelled and forfeited, except in certain cases related to the NEO’s death, disability, retirement, resignation or termination by the Bank for other than an “immediate termination reason” (similar to “cause” under the employment agreements, described below). In such cases, the Options will remain exercisable for a specified period of time following the termination, ranging from a period of three months to the remaining term of the Options. Upon the effectiveness of the Company’s reorganization as the holding company for the Bank, the Company assumed the Options.

Termination without Cause. If an NEO’s employment is terminated by the Company or by the Bank without “cause,” under the employment agreements the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. In addition, pursuant to the special stock performance-based restricted stock awards granted to each of the NEOs in 2011, if the NEO’s employment is terminated by the Company without “cause,” the stock price performance goals of the restricted stock will be deemed to be satisfied as to all of the shares of restricted stock as long as the NEO has provided continuous services to the Company or an affiliated entity since the grant date of the restricted stock. For these purposes, “cause” means:

•
Material breach of the employment agreement by the NEO which is not cured within 30 days of notice by the Company, including failure to perform duties and responsibilities required under the agreement;

•	Fraud against, material misappropriation from, or material dishonesty to the Company or the Bank by the NEO;

•	Conviction of the NEO of a crime involving breach of trust or moral turpitude or any felony; or

•
Conduct of the NEO amounting to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the NEO’s duties and responsibilities under the agreement, including prolonged absences without the Board of Directors’ consent, following notice from the Company and the failure to cure (if applicable) within 10 days.

Voluntary Termination with Good Reason.  Each NEO has the right to terminate his or her employment voluntarily at any time for “good reason.” “Good reason” is generally defined in the employment agreements to include material reductions in the NEO’s base salary or in the NEO’s authority, responsibilities or duties. If an NEO terminates employment for “good reason,” the NEO will be entitled to receive the termination compensation and other benefits described above under “Termination without Cause.”

Change of Control. The employment agreements provide that if an NEO voluntarily resigns (with or without “good reason”) within six months following a “change of control,” the NEO will be entitled (subject to any required six-month delay) to receive an amount equal to two times the NEO’s annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years. For these purposes, “change of control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code, using 50 percent for purposes of determining an “effective change of control” and 85 percent for purposes of determining “a substantial portion of the assets of a corporation.” However, a “change of control” will not include a merger, reorganization, consolidation, share exchange or other transaction where the holders of the Company’s common stock continue to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company or other surviving company representing more than 50 percent of the value or ordinary voting power to elect directors of such company.

The terms of the Options provide that, in the event of a “change of control,” all Options then outstanding, which are not then exercisable and vested, will become fully exercisable and vested. For these purposes, “change of control” means the occurrence of any of the following events:

•
Consummation of a tender offer or exchange offer for the ownership securities representing 25% or more of the voting power of the Bank’s securities, and the effect of such transaction is to take over and control the affairs of the Bank;

•
Adoption by the Bank’s stockholders of a plan of merger or consolidation, as a result of which, less than a majority of the outstanding voting securities of the surviving corporation would then be owned by the former stockholders of the Bank;

•	Transfer by the Bank of substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Bank;

•
Any person becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the voting power of the Bank’s securities, and the effect of such ownership is to take over and control the affairs of the Bank (other than in the case of a holding company reorganization); or

•
As the result of a tender offer, merger, consolidation, sale of assets, or contested election (or any combination thereof), the members of the Bank’s board of directors immediately before the transaction cease to constitute at least a majority thereof.

Release and Non-Disparagement Agreement. The payment of any amount to an NEO in connection with a termination of employment is subject to the NEO’s execution of a release and non-disparagement agreement.

Non-Competition and Non-Solicitation Provisions.  An NEO’s receipt of the severance or change of control payments described above is subject to the NEO’s compliance with the non-competition and non-solicitation provisions of the NEO’s employment agreement. These provisions generally prohibit the NEO, during the term of the agreement and for one year following termination of employment for any reason, from competing with the Bank or working for a competitor within the Bank’s banking footprint, from soliciting the Bank’s customers or actively pursuing potential customers with whom the NEO has had material contact, and from soliciting employees of the Bank with whom the NEO has had material contact. If an NEO breaches any of these provisions, the NEO is required to repay a pro rata portion of the amount otherwise payable to the NEO based on the period following the termination of employment during which the NEO complied with the covenants.

The potential payments to the NEOs under these agreements and other existing plans, awards and arrangements in the event of their termination of employment or a change in control as of December 31, 2012 are shown in the table below.

	Involuntary Termination by Company w/out Cause ($) (1)	Involuntary Termination by Company with Cause ($)	Voluntary Termination by Employee for Good Reason ($) (1)	Voluntary Termination by Employee w/out Good Reason ($)	Voluntary Resignation by Employee Within Six Months of Change of Control with or w/out Good Reason ($) (1)	Termination in the Event of Disability ($)	Termination in the Event of Death ($) (2)
James C. Cherry
Cash Severance	850,000	--	850,000	--	850,000	--	--
Intrinsic Value of Unvested Stock Options (3)	--	--	--	--	--	--	--
Intrinsic Value of Unvested Restricted Stock	815,488	--	815,488	--	815,488	--	--
Benefits and Perquisites	--	--	--	--	--	--	100,000
Total Benefit	1,665,488	--	1,665,488	--	1,665,488	--	100,000
Bryan F. Kennedy, III
Cash Severance	670,000	--	670,000	--	670,000	--	--
Intrinsic Value of Unvested Stock Options (3)	--	--	--	--	--	--	--
Intrinsic Value of Unvested Restricted Stock	507,415	--	507,415	--	507,415	--	--
Benefits and Perquisites	--	--	--	--	--	--	100,000
Total Benefit	1,177,415	--	1,177,415	--	1,177,415	--	100,000
David L. Gaines
Cash Severance	700,000	--	700,000	--	700,000	--	--
Intrinsic Value of Unvested Stock Options (3)	--	--	--	--	--	--	--
Intrinsic Value of Unvested Restricted Stock	616,146	--	616,146	--	616,146	--	--
Benefits and Perquisites	--	--	--	--	--	--	100,000
Total Benefit	1,316,146	--	1,316,146	--	1,316,146	--	100,000
Nancy J. Foster
Cash Severance	670,000	--	670,000	--	670,000	--	--
Intrinsic Value of Unvested Stock Options (3)	--	--	--	--	--	--	--
Intrinsic Value of Unvested Restricted Stock	507,415	--	507,415	--	507,415	--	--
Benefits and Perquisites	--	--	--	--	--	--	100,000
Total Benefit	1,177,415	--	1,177,415	--	1,177,415	--	100,000

(1)
Each NEO is entitled to (a) an amount equal to two times his or her annual base salary at the highest rate in effect during the previous twelve months, payable monthly over two years; and (b) vesting of special performance-based restricted stock awards grants, shown above with an intrinsic value equal to the closing price of the Common Stock at December 31, 2012 of $5.23 per share.

(2)	Represents life insurance death benefit, assuming the NEO has designated at least one beneficiary.

(3)
The closing price of the Company’s common stock at December 31, 2012 was less than the exercise price of the stock options granted, therefore, there is no intrinsic value for the unvested stock options.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement is management’s report on the Company’s compensation program and, among other things, explains the material components of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on this review and discussions the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation and Development Committee of the Board of Directors, whose current members include:

Thomas B. Henson, Chair
Leslie M. Baker, Jr.
Larry W. Carroll

COMPENSATION AND DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during all of 2012 were Thomas B. Henson, Chair, Leslie M. Baker, Jr. and Larry W. Carroll.  None of the individuals who served as a member of the Compensation Committee were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually reviews and assesses the adequacy of the Audit Committee charter.

Management is responsible for the Company’s internal controls and the financial reporting process. Dixon Hughes Goodman LLP, the Company’s registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements.  The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors.  The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and No. 114, “The Auditor's Communication With Those Charged With Governance.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding communications of the independent auditors with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors independence of the auditors.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

SUBMITTED BY THE AUDIT COMMITTEE

Larry W. Carroll (Chair)
Walter C. Ayers
Patricia C. Hartung
Thomas B. Henson
Ben R. Rudisill, II

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment.  In recommending to the Board of Directors that Dixon Hughes Goodman be retained as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by Dixon Hughes Goodman was compatible with maintaining Dixon Hughes Goodman’s independence and concluded that it was.

Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013. Properly submitted proxies will be voted FOR ratification of the appointment of Dixon Hughes Goodman unless otherwise specified. If the shareholders do not ratify the appointment of Dixon Hughes Goodman, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Fees

The fees billed or incurred by Dixon Hughes Goodman for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended
Fee Type	December 31, 2012	December 31, 2011
Audit Fees ($) (1)	340,385	331,411
Audit Related Fees ($) (2)	6,141	19,518
Tax Fees ($) (3)	47,350	18,025
All Other Fees ($)	0	0
Total Fees ($)	393,876	368,954

(1)
These amounts were incurred for audit services, quarterly review services and for services rendered in connection with the Company’s Registration Statements on Forms S-8 and S-4 and HUD audits for the respective fiscal years, and in 2012 services rendered in connection with audits of FDIC loss share agreements and Small Business Lending Fund reports.

(2)	These amounts were incurred for accounting consultation services for the respective fiscal years, including review of press releases and investor presentations.

(3)	These amounts were incurred for preparation of federal and state tax returns and tax consultation on merger-related matters for the respective fiscal years.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants.  As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant’s independence from the Company.  Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement.  Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis.  In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits.  If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred.  The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent public accountants and determines if they should be approved.  Such requests could be approved either at a meeting of the Audit Committee or upon approval by the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair.  If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with SEC rules on auditor independence and is compatible with maintaining the independence of the Company’s independent public accountants.

All of the fees paid to Dixon Hughes Goodman in 2011 and 2012 were pre-approved by the Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act requires the Company to seek an advisory (nonbinding) vote from our shareholders to approve the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis and related tabular and narrative disclosures included in this Proxy Statement, which are presented in accordance with the SEC’s rules.

The Company’s practice is to provide total compensation that attracts, retains and incentivizes the management talent needed to execute our business strategies, and that promotes both our short and long-term objectives. Achievement of short-term objectives is rewarded through annual cash incentives, while equity incentive awards encourage NEOs to focus on the Company’s long-term goals. These incentives are based on business and financial objectives considered by the Compensation Committee to be important to the Company and its shareholders, including execution of growth strategies, maintenance of asset quality, and generation of earnings growth, return on assets and return on equity, along with the Compensation Committee’s assessment of individual performance and contributions to the Company.

The Compensation Committee’s evaluation of Company performance in 2012 included:

•
Continued progress toward the Company’s vision of creating a regional-sized community bank through the merger with Citizens South, which positioned the Bank as the largest community bank headquartered in the attractive Charlotte-Gastonia-Rock Hill MSA;

•
Reported net income available to common shareholders of $4.3 million, or $0.12 per share, for the twelve months ended December 31, 2012, compared to a net loss of $8.4 million, or $0.29 per share, for the twelve months ended December 31, 2011;

•	Reported Adjusted ROAA of 0.56% for the twelve months ended December 31, 2012, compared to (0.86)% for the twelve months ended December 31, 2011;

•
Improved asset quality, with nonperforming loans decreasing from 2.66% to 1.31% of total loans and nonperforming assets decreasing from 3.25% to 2.13% of total assets, respectively, from December 31, 2011 to December 31, 2012;

•
Increased core deposits, which exclude brokered deposits and time deposits greater than $250,000, to 90.3% of total deposits at December 31, 2012 compared to 81.8% of total deposits at December 31, 2011; and

•	Maintained strong capitalization with a Tier 1 leverage ratio of 11.25% at December 31, 2012.

This performance led the Compensation Committee to recommend paying cash bonuses to the NEOs in 2012, after determining not to pay any cash bonuses to the NEOs in 2011.  The increase in scope of responsibility and demonstration of skills and competencies led the Compensation Committee to recommend increases in base pay for the Chief Executive Officer, Chief Financial Officer and Chief Risk Officer.  For more information on the NEOs' compensation, see “Compensation Discussion and Analysis” and “Compensation of Executive Officers” above. The Board of Directors believes that the compensation of the NEOs for the 2012 fiscal year is reasonable and appropriate, is justified by the Company’s performance and is the result of a carefully considered approach.

Accordingly, the Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote is advisory in nature and will not be binding on us.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement set forth for its 2013 Annual Meeting of Shareholders.”

The Board of Directors recommends that you approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the above proposal.  Properly submitted proxies will be voted FOR approval of the proposal unless otherwise specified.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Audit Committee considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Audit Committee is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

The Company, through the Bank, engages in loan transactions and maintains accounts with its directors, executive officers, principal shareholders and their related interests (collectively referred to as “related parties”). All such transactions between the Bank and related parties were made in the ordinary course of business and on substantially the same terms, including interest rates, and collateral as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects to continue to enter into transactions in the ordinary course of business on similar terms with related parties.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

In connection with the merger of Citizens South into the Company, the Company, Citizens South and Citizens South Bank entered into a Waiver and Settlement Agreement with Kim S. Price, who was appointed as a director of the Company following the merger, whereby he agreed to waive certain benefits under his salary continuation agreement with Citizens South Bank that he would otherwise have been entitled to receive in connection with the merger, in exchange for a lump sum cash payment in the amount of approximately $493,487.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors, certain officers and beneficial owners of more than ten percent of the Company’s Common Stock to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company.  To the Company’s knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements for 2012.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders is December 13, 2013.  In addition, a shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in our proxy statement), including nominations for election to the Board of Directors, must comply with Article II, Section 13 or Article III, Section 7, as applicable, of the Company’s Bylaws. These provisions require that a shareholder give written notice to the Company’s Secretary at least 60 but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Consequently, any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely unless the notice required by our Bylaws is delivered to the Secretary not later than the close of business on March 23, 2014 and not earlier than the close of business on February 21, 2014.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules permit registrants to send a single copy of this Proxy Statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant.  The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of the Company’s Common Stock.  If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker.  Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple copies of the proxy materials.  Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on March 15, 2013. We make available through our website (www.parksterlingbank.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Shareholders may also obtain a copy of these reports, without charge, upon request to: Park Sterling Corporation, 1043 East Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Secretary.

OTHER MATTERS

As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast in the discretion of the proxy holders at the Annual Meeting.  The Board of Directors does not know of any such other business.

By order of the Board of Directors

Stephen A. Arnall
Secretary

April 12, 2013

PARKSTERLING CORPORATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Leslie M. Baker, Jr. 02 Larry W. Carroll 03 Kim S. Price 04 Ben R. Rudisill, II

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. Ratification of the appointment of Dixon Hughes Goodman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. Adoption of advisory (nonbinding) resolution approving the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000170109_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

PROXY SOLICITED FOR
ANNUAL MEETING OF SHAREHOLDERS OF
PARK STERLING CORPORATION
To be held on May 22, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Stephen A. Arnall and Lee Lee M. Lee (the "Proxies"), and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote, as indicated below, all shares of the common stock of Park Sterling Corporation (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4201 Congress Street, Suite 210, Charlotte, North Carolina at 8:30 a.m. local time on May 22, 2013, and at any adjournments or postponements thereof, upon matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement as set forth on the reverse of this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted: "FOR" the proposal to elect the four identified nominees as directors to serve on the Board of Directors each for the term indicated in the Proxy Statement, and "FOR" proposals 2 and 3.** Each of these matters was proposed by the Board of Directors of the Company. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders. The Company has no notice of any other business to come before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side

0000170109_2 R1.0.0.51160